Exhibit 10.10

INFORMATION RESOURCES

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of November     , 2011 (this “Agreement”), by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation, on behalf of itself and its Affiliates (as defined herein) (“MII”), and MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation, on behalf of itself and its Affiliates (as defined herein) (“MVWC”).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of             , 2011 (the “Separation Agreement”), between MII and MVWC, MII has agreed to distribute all of the issued and outstanding common shares of MVWC to the shareholders of MII on a pro rata basis, subject to the terms and conditions therein (the “Spinoff”).

WHEREAS, in connection with the Spinoff, MII and MVWC have agreed that MII or its Affiliates shall provide MVWC and its Affiliates with certain services on a temporary basis after the Closing; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Separation Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MII and MVWC agree as follows:

1. Transition Services. For a period commencing as of 12:01 AM on November 5, 2011 (“Service Commencement Date”) and continuing until the second anniversary of the Service Commencement Date (the “Transition Period”) (unless (a) an expiration date is specified for a particular service on the applicable Services Exhibit, effected in accordance with the terms hereof, (b) MVWC requests an extension for a Transition Service through the end of calendar year 2013, provided that such extension is not prohibited by the terms of a third party agreement, (c) MII is prohibited by the terms of a third party contract from providing a Transition Service or Transition Services to MVWC for the Transition Period, in which case MII shall provide notice to MVWC of the shortened transition period, if any, or (d) otherwise agreed to by the parties), MII shall provide, or cause its Affiliates to provide, to MVWC and its Affiliates the services described the services exhibits (“Services Exhibits”) hereto (collectively, the “Transition Services”). Unless otherwise agreed, such Services shall be provided at the charges set forth in the Services Exhibits. The cancellation of one category of Transition Services shall not operate to cancel or otherwise affect the remaining Transition Services, it being understood that some Services are bundled and cannot be cancelled separately. To the extent possible, the cancellation of a Transition Service shall be effected at the end of a MII Accounting Period. MVWC may use the Transition Services for its own internal business purposes, consistent with the terms of the underlying agreement between MII and the applicable product/service vendor, and may not resell the Transition Services or otherwise make them available for use by third parties.

2. Standard of Service. MII will provide, or cause to be provided, the Transition Services in accordance with MII’s standard policies, procedures and practices in effect immediately prior to the date hereof, as the same may be changed from time to time, and the Services Exhibits. In providing the Transition Services, MII shall at all times exercise the same care and skill it exercises in performing like services for itself and other third parties, including franchisees. Except as provided in the preceding sentence, the Transition Services are provided on an “AS IS” basis.

3. Termination of Service(s). MVWC may cancel any Transition Service(s) upon not less than one hundred twenty (120) days’ prior written notice, unless a different period is provided for in the Services Exhibits. In order to terminate a Transition Service prior to the end of the Transition Period or the date set forth in the Services Exhibits, MVWC shall submit to MII a completed Service Termination Form, in the form attached hereto in the Services Exhibits. The completed Service Termination Forms shall be submitted to Gregory Miller, SVP, Finance, Global Information Resources at Gregory.Miller@marriott.com, or such other individual as MII may designate in writing. The parties agree to coordinate termination of any Transition Services in order to minimize any fees associated with termination. In the event that MVWC’s early termination of a Transition Service causes a termination fee to be due to a third party vendor, MVWC agrees to be responsible for such fee, provided that MVWC was advised of such termination fee at least fifteen (15) business days prior to effectiveness of such termination and did not withdraw its request for termination. In the event MVWC’s revocation of a Service termination is rejected by a third party vendor, MVWC shall be responsible for any applicable termination fees.

4. Billing and Payment.

(a) MVWC will pay the costs set forth in the Services Exhibits for the Transition Services provided pursuant to Section 1 of this Agreement during the Transition Period. Where no fees are set forth in Exhibit A, MII or one of its Affiliates shall bill MVWC for the Transition Services at the times and in the manner as such billing is made immediately prior to the Closing Date and using the cost methodology in place prior to the Closing Date (but not necessarily at the same cost), which may change from time to time for all users of the Transition Service, but in all cases allocated to MVWC on a fair and reasonable basis, and MVWC shall pay MII at the times and in the manner as payment is customarily made prior to the Closing Date, in each case unless otherwise specified in the Services Exhibits, but in no event shall any payments be made more than thirty (30) days after the invoice date; provided further, that if a portion of the costs for any Transition Services are attributable to the development of systems enhancements with a total cost of $5 million or more, (i) if such systems enhancements are not intended to become effective during the Transition Period, MVWC shall not be allocated any costs for such systems enhancements, and (ii) if such systems enhancements become effective before the end of the term during which the related Transition Services are provided under this Agreement, then MII and MVWC shall discuss and agree on a reasonable allocation of such costs to MVWC taking into consideration the remaining term of the provision of the related

2

Transition Services hereunder. Notwithstanding the foregoing, payments made by MII to third parties (or MVWC employees) on behalf of MVWC or its Affiliates will be drawn by MII directly from MVWC bank accounts which MVWC shall keep funded with sufficient amounts to enable MII to make such payments. If MVWC fails to make any such payments of fees or expenses which MII was to use for payment to third parties (or MVWC employees), MII shall not be required to advance or use any of its own funds to make any such payments. Any payments not made by MVWC to MII when due shall bear interest, computed daily, from the date due to the date of payment based on the annual percentage rate equal to the Prime Rate, plus three percentage points (3%). “Prime Rate” means the “rate” that Citibank, N.A. (or its successor entity) publishes from time to time as its prime lending rate in effect from time to time. MII shall be entitled to the costs of collecting any overdue amounts including reasonable attorneys’ fees and expenses.

(b) Termination-Related Services and Payments. In connection with the termination of the provision of any Transition Services by MII hereunder, whether at the end of the term of this Agreement or earlier, MII shall provide commercially reasonable services and assistance to transition such services to MVWC or a third party provider, including such termination services as may be described in the Services Exhibits (as described herein, the “Termination Services”). Except as otherwise provided in a Services Exhibit, with respect to the Termination Services: (i) MII shall make available to MVWC such books and records (subject to MII’s reasonable records retention policies) as will be needed by MVWC to prepare the accounting statements for the Transition Services for the accounting period of MVWC in which the termination of the Agreement occurs and for any subsequent periods, (ii) MII shall use commercially reasonable efforts to facilitate the orderly transfer of all information contained within such books and records from MII’s systems to MVWC’s or a successor’s systems, provided MII shall not be required to transfer any information that is confidential and/or proprietary to MII, (iii) MII acknowledges and agrees to provide MVWC all such data, books, and records, in such forms and electronic formats as agreed by MI and MVCW, and (iv) MII shall, within ninety (90) days after termination of this Agreement, prepare and deliver to MVWC a final accounting statement with respect to the Transition Services. MVWC shall have no obligation to reimburse MII for any costs relating to data retention or storage by MII for legal, regulatory or other purposes.

MVWC shall reimburse MII for (i) any out of pocket costs incurred by MII or its Affiliates in providing the Termination Services, (ii) any costs and expenses of employees of MII or any Affiliate that are allocated to a fund or specified payment source (for the avoidance of doubt, MVWC is not responsible for internal costs incurred by MII, and not allocated to such a fund or specified payment source, that otherwise would have been incurred if the Termination Services were not provided), in providing Termination Services, and (iii) severance and other termination payments made by MII or its Affiliates for the termination of employment of employees of MII or its Affiliates (if any), it being understood that MVWC shall only be responsible for such severance and termination costs as are mutually agreed to by MII and MVWC with respect to employees of MII or its Affiliates that are primarily engaged in providing Transition Services (for the avoidance of doubt, MVWC is not responsible for severance and other termination payments made by MII for the termination of employees of MII or its Affiliates that were not primarily engaged in providing Transition Services to MVWC).

3

5. Access. Each party shall make available on a timely basis to the other party and its Affiliates, as applicable, all information and materials reasonably requested by such Persons to enable them to provide or receive the Transition Services. Each party shall give the other party and its Affiliates, as applicable, reasonable access, during regular business hours and at such other times as are reasonably required, to the premises of such party and its Subsidiaries and their respective personnel for the purposes of providing or receiving the Transition Services.

6. Subcontracting. To the extent necessary or desirable to perform the Transition Services, MII or its Affiliates, as applicable, may subcontract any part of such services; provided, however, MII will continue to be responsible for its obligations under this Agreement on behalf of itself and any subcontractors of MII or its Affiliates. MII or its Affiliates, as applicable, shall be responsible for all payments to such subcontractors.

7. Taxes. MVWC will pay all applicable taxes (including, without limitation, sales, use, services, value-added, and other such transaction-based taxes), duties, and tariffs and all other taxes or charges imposed on the provision of the Transition Services by MII or its Affiliates, as applicable, except for taxes based on net income of MII or its Affiliates. If any such taxes are levied on MII or deducted from amounts otherwise due to MII hereunder, MVWC shall “gross up” the payments to MII so that the net amount received by MII is equal to the amount required to be paid to MII hereunder.

8. Firmware or Software. MVWC acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are held by MII or its Affiliates, as applicable, by reason of the provision of the Transition Services provided hereunder, except to the extent that any such license rights or rights of use are provided for in a written agreement signed by MII and MVWC.

9. Security. Each party shall maintain reasonable, current security measures to prevent unauthorized access to its systems. Such measures shall in no event be less stringent than those used to safeguard such party’s own property, or industry standard security measures used by companies of a similar size. Such measures shall include, where appropriate, use of updated firewalls, virus screening software, logon identification and passwords, encryption, intrusion detection systems, logging of incidents, periodic reporting, and prompt application of current security patches, virus definitions and other updates. Each reserves the right to terminate the Agreement, in its sole discretion and without limitation or termination liability, if the other party remains in breach of this section five (5) business days after receipt of notice of such breach. Each party acknowledges that the security measures used by the other party as of the effective date of this Agreement are in compliance with this Section.

10. “Personally Identifiable Information,” includes any information that can be associated with or traced to any individual, including an individual’s name, address, telephone number, e-mail address, credit card information, social security number, or other similar specific factual information, regardless of the media on which such information is stored (e.g., on paper or electronically) and includes such information that is generated, collected, stored or obtained as part of this Agreement, including transactional and other data pertaining to users. MVW will

4

comply with all applicable privacy and other laws and regulations relating to protection, collection, use, and distribution of Personally Identifiable Information. In no event may MVW sell or transfer Personally Identifiable Information to third parties, or otherwise provide third parties with access thereto. If there is a suspected or actual breach of security involving Personally Identifiable Information, MVW will notify MII’s Information Protection and Privacy Department at privacy@marriott.com within two (2) hours of a management-level associate becoming aware of such occurrence.

11. Relationship of Parties. In providing the Transition Services, MII and its Affiliates, as applicable, shall act under this Agreement solely as independent contractors and not as agents or partners of MVWC. All employees and representatives providing the Transition Services shall be under the direction, control and supervision of MII and its Affiliates, as applicable (and not of MVWC) and MII and its Affiliates, as applicable, shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of MVWC. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. Without limiting the foregoing, no services provided under this Agreement shall be construed as legal, accounting or tax advice or shall create any fiduciary obligations on the part of MII or any of its Affiliates to MVWC or any of its Affiliates, or to any plan trustee or any customer of any of them.

12. Force Majeure. No party shall be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure is due to causes beyond its reasonable control, including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, or general inability (not specific to the claiming party) to obtain necessary labor, materials or utilities. In any such event, the claiming party’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof and the claiming party shall have no liability to the other party in connection therewith. The claiming party will promptly notify the other party, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, the claiming party will use reasonable commercial efforts to resume its performance promptly. The other party shall have no monetary liability to the claiming party for Services impacted as a result of such event that would otherwise be attributable to the period during which such Services are impacted. Any costs associated with the claiming party’s re-establishment of Services shall be the sole responsibility of the claiming party.

13. Termination. This Agreement shall terminate on the earliest to occur of (a) the latest date on which any Transition Service is to be provided as indicated in the Services Exhibits, (b) the date on which the provision of all Transition Services has terminated or been canceled pursuant to Section 3, (c) the date on which this Agreement is terminated pursuant to Section 14, and (d) the date on which the Termination Period expires. Sections 4, 7, 8, 10, 11, 15, 16 and 21 shall survive any termination of this Agreement.

5

14. Breach of Agreement. In the event a party receives a notice under this Section alleging a breach of this Agreement, such party shall use commercially reasonable efforts for the following ten (10) Business Days to cure such breach or respond that it is not in breach. For purposes hereof, an “Event of Default” shall mean a party’s failure to comply in all material respects with its obligations hereunder which failure remains uncured for a period of ten (10) Business Days following such party’s receipt of written notice of such failure. In the event of an Event of Default, the non-defaulting party may terminate this Agreement immediately by providing written notice of termination. The failure of a party to exercise its rights hereunder with respect to a breach by the other party shall not be construed as a waiver of such rights nor prevent such party from subsequently asserting such rights with regard to the same or similar defaults.

15. Disclaimers; Indemnification; Limitation of Liability.

(a) EXCEPT AS SET FORTH IN SECTION 2, MII DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM OR USAGE IN THE TRADE, IN CONNECTION WITH THE PROVISION OF THE TRANSITION SERVICES UNDER THIS AGREEMENT.

(b) With regard to any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of a breach of MII’s obligations in connection with the provision of Transition Services under this Agreement, other than Losses arising as a result of the fraud or willful misconduct of MII or covered under a MII indemnity under Section 15(d), MII’s sole liability for such Losses shall be to use reasonable commercial efforts to re-perform, or cause its Affiliates to re-perform, such services. MVWC shall promptly advise MII of any such breach of which it becomes aware.

(c) MVW Indemnity. MVWC agrees to indemnify, defend and hold harmless MII and its respective officers, directors, employees, agents, successors, and assigns, from any Losses resulting from Third Party Claims arising hereunder from (i) MVWC’s breach of its obligations with respect to Confidential Information, Personally Identifiable Information or security under this Agreement, (ii) MVWC’s violation of applicable laws, rules, regulations, ordinances, orders, and directions of federal, state, provincial, county, and municipal governments, all as they may be amended from time to time, (iii) MVWC’s failure to comply with comply with the Payment Card Industry Data Security Standard and any other credit card company specific security requirements (collectively, “Credit Card Company Regulations”) (iv) the infringement by MVWC of a third party’s intellectual property rights, or (v) MVWC’s fraud or willful misconduct. In addition, in the event of MVWC’s breach of its obligations with respect to Personally Identifiable Information under this Agreement, MVWC shall indemnify, defend and hold harmless MII for any and all costs and expenses related to notification of affected individuals and procurement of credit protection services for such individuals for a defined period.

6

(d) MII Indemnity. MII agrees to indemnify, defend and hold harmless MVWC and its respective officers, directors, employees, agents, successors, and assigns, from any Losses resulting from Third Party Claims arising hereunder from (i) MII’s breach of its obligations with respect to Confidential Information or security under this Agreement, (ii) MII’s violation of applicable laws, rules, regulations, ordinances, orders, and directions of federal, state, provincial, county, and municipal governments, all as they may be amended from time to time, (iii) MII’s failure to comply with comply with any Credit Card Company Regulations, (iv) the infringement by MII of a third party’s intellectual property rights, or (v) MII’s fraud or willful misconduct. For purposes of subsection (c) above and this subsection (d), “Third Party Claims” shall mean all claims or threatened claims, civil, criminal, administrative, or investigative action or proceeding, demand, charge, action, cause of action or other proceeding asserted against a party hereto and brought by a third party.

(e) EXCEPT FOR ITS OBLIGATION TO COMPLY WITH SUBSECTION (d) ABOVE, MII SHALL NOT BE LIABLE FOR ANY LOSSES IN CONNECTION WITH THIS AGREEMENT. IN ADDITION TO ITS OBLIGATIONS ABOVE, MVWC AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS MII AND ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (“INDEMNIFIED PERSONS”) FROM ANY CLAIMS ASSERTED, OR ASSOCIATED LOSSES, BY OR ON BEHALF OF THIRD PARTIES OR WHICH RESULT FROM GOVERNMENTAL ACTION. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES OR AGENTS BE LIABLE TO ANY INDEMNIFIED PERSON FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, OR FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR OTHER INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT UNLESS SUCH DAMAGES ARE AWARDED AND REQUIRED TO BE PAID BY AN INDEMNIFIED PERSON TO A THIRD PARTY PURSUANT TO AN ORDER OF A GOVERNMENTAL AUTHORITY.

(f) The party required to indemnify pursuant to this Article (the “Indemnitor”), upon demand by a party (“Indemnitee”), at Indemnitor’s sole cost and expense, shall resist or defend such Claim (in the Indemnitee’s name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld. If, in the Indemnitee’s reasonable opinion, there exists a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.

(g) The foregoing provisions of this Article set forth the full extent of the parties’ liability (monetary or otherwise) under this Agreement for any and all Losses.

16. Confidentiality. Each party agrees to treat, and to cause its employees and agents to treat, confidentially all non-public records and other information received hereunder with respect to the other party that the receiving Party knew or reasonably should have known was confidential because it derives independent value from not being generally known to the public (collectively, “Confidential Information”). Specifically, each party agrees that it will, and will cause its employees and agents to, during the term of this Agreement and thereafter (except

7

where required by law or court order or administrative agency order or subpoena): (a) retain all Confidential Information of the other party in confidence; (b) not disclose any Confidential Information to any third party without the permission of the other party, except as required by Law; (c) not use any Confidential Information of the other party for any purposes other than performing its obligations under this Agreement or any other agreement signed between the parties; (d) limit access to the Confidential Information of the other party to those employees, subcontractors and agents who have a need to know such information for the business purposes of this Agreement, and maintain reasonable arrangements to protect confidentiality satisfactory to the other party with such party’s employees and agents having access to such Confidential Information and with third parties having any access to such Confidential Information; and (e) ensure that all tangible objects and copies thereof in such party’s possession or under its control containing or imparting any Confidential Information of the other party shall be returned to the other party at any time upon the request of the other party or upon termination of this Agreement.

17. Audits.

(a) Compliance Audits by MII. Upon notice from MII, MVWC shall provide MII, its auditors (including internal audit staff and external auditors), inspectors, regulators and other reasonably designated representatives as MII may from time to time designate in writing (collectively, the “MII Auditors”) with access to, at reasonable times, to any MVWC facility or part of a facility at which MVWC is using the Services, to MVWC personnel, and to data and records relating to the Transition Services for purposes of verifying compliance with this Agreement. MII audits may include security reviews (including MVWC’s completion of security related questionnaires) of the Transition Services and MVWC’s systems, including reasonable use of automated scanning tools such as network scanners, port scanners, and web inspection tools. MVWC will provide any assistance that MII Auditors may reasonably require with respect to such audits. Upon notice from MVWC, MII shall provide MVWC and its auditors with access to, at reasonable times, books and records relating to the Transition Services or this Agreement in order for MVWC to comply with applicable laws or regulations.

(b) Audits by MVWC. MVWC shall have the right, upon at least thirty (30) days written notice to MII, and in a manner to avoid interruption to MII’s business, to perform audit procedures over MII’s internal controls and procedures for payroll processing and other Services provided by MII under this Agreement; provided that, such audit right shall exist solely to the extent required by MVWC’s external auditors to ensure MVWC’s compliance with the Sarbanes-Oxley Act of 2002, to determine if MVWC’s financial statements conform to Generally Accepted Accounting Principles (GAAP) or to the extent required by governmental agencies. MII shall provide MVWC and MVWC’s auditors with appropriate space, furnishings, and telephone, facsimile and photocopy equipment as MVWC or MVWC’s auditors may reasonably require to perform such audit procedures. MII shall consider in good faith, but shall not be obligated to make, changes to its controls and procedures to address any findings of such audits. MVWC shall pay or reimburse all of MII’s incremental costs arising from all such audit-related activities, provision of space, furnishings and equipment, and analysis and implementation, if any, of any potential changes in MII’s controls or procedures described in this Section 17(b).

8

(c) Audit Reports. MVWC shall be entitled to request, upon reasonable notice to MII, and MII shall provide a copy of its most recent SSAE 16 audit report, if any, performed by Marriott, or Marriott’s auditors, at the same cost as MII charges its hotel franchisees.

18. Resolution of Disputes. The Parties shall resolve any disputes with respect to the Transition Services on an informal basis in accordance with this Section.

(a) The Party believing itself aggrieved (the “Invoking Party”) shall call for progressive management involvement in the dispute negotiation by written notice to the other Party. The Parties shall use their best efforts to arrange personal meetings and/or telephone conferences as needed, at mutually convenient times and places, between negotiators for the Parties at the successive management levels set forth below:

Level	MII	MVWC

Level 1	Vice President, Information Resources	Senior Director, Vendor Management

Level 2	Senior Vice President, Finance, Global Information Resources	Vice President, Infrastructure Services

Level 3	Chief Information Officer	Chief Information Officer

(b) The negotiators at each management level shall have a period of ten (10) business days in which to attempt to resolve the dispute, unless otherwise agreed to by the Parties. The allotted time for the first-level negotiation shall begin on the date of receipt of the Invoking Party’s notice. If a resolution is not achieved by negotiators at the first level at the end of the allotted time, then the allotted time for the negotiations at the next management level shall begin immediately. In the event the dispute remains unresolved after completion of this escalation process, the Invoking Party may require reperformance of any Transition Service alleged not to be provided in compliance with this Agreement or may terminate the Transition Service in dispute pursuant to the termination provisions of this Agreement.

19. Modification of Procedures.

(a) Modification by MII. MII may make changes from time-to-time in its practices and procedures for performing the Transition Services. Notwithstanding the foregoing sentence, unless required by law, MII shall not implement any substantial changes affecting MVWC or its Affiliates unless:

(i) MII has furnished MVWC notice (the same notice MII provides its own business) thereof;

(ii) MII changes such practices and procedures for its own business units at the same time; and

(iii) MII gives MVWC a reasonable period of time for MVWC (i) to adapt its operations to accommodate such changes or (ii) reject such changes. In the event MVWC fails to accept or reject a proposed change on or before a reasonable date specified in such notice of change, such failure shall be deemed to be acceptance of such change. In the

9

event MVWC rejects a proposed change but does not terminate this Agreement, MVWC agrees to pay any reasonable expenses resulting from MII’s need to maintain different or multiple versions of the same systems, procedures, technologies, or services or resulting from requirements of their third party vendors.

(b) Modification by MVWC. In the event MVWC makes a change to its technology environment, software or hardware that renders MII incapable of providing the Transition Services or MVWC incapable of using the Services, MII’s performance with respect to such affected Transition Service(s) shall be excused until MVWC has modified its technology to correct the problem.

20. Definitions. The following terms shall have the following definitions for all purposes of this Agreement:

(a) “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote fifty percent (50%) or more of the voting stock or equity interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or equity interests, by contract or otherwise.

(b) “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, trustee, joint venture, government entity or department or agency thereof, business entity, or other entity of any kind or nature.

21. Miscellaneous. The following sections of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 21 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement): Articles XIII (Further Assurances), X, XI, and XII. In the event of a conflict between such incorporated sections and the terms of this Agreement, the terms of this Agreement shall govern.

[Signature page follows]

10

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

MARRIOTT INTERNATIONAL, INC.

By:
Name:
Title:

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:
Name:
Title:

Exhibit A

Transition Services

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
7650	RMA 23, RMA 43	S:Windows Server Processing	Direct charge to users, primarily IR and MVCI, based on server configuration.	Support cost for the Windows Domain Controller servers at the hotel. The servers provide local authentication and Domain Name Service (DNS) and Windows Internet Name Service (WINS) to translate IP addresses and internet addresses to help locate and connect computers. Costs include hardware and software support and maintenance for the Windows Domain Controller servers located at the property.	T

7652	IR 7	S:UNIX & LINUX Processing	Direct charge to users, primarily IR and MVCI, based on server type and configuration.	This service includes the hardware, software, maintenance and support costs for the Windows servers. Applications utilizing this service benefit from the maintenance & support of the Windows environment provided by Information Resources Shared Services as well as the functionality of the NT environment itself, network connectivity of the server and Operating System & core software upgrades.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
7626	MI LIST 146	S:Business Recovery Services	Allocates primarily to IR and MVCI based on number of servers. Allocation to Marriott.com, MBS Financials, ExecuStay and Blackberry is based on specific circuit, lease and software costs.	This Service includes the cost of providing disaster recovery capabilities for key systems infrastructure. Applications such as MARSHA (Marriott Automated Reservations System for Hotel Accommodations), Mainframe MVS (Multiple Virtual Storage), MBS (Marriott Business Services), and other business critical processes have contracts for a recovery infrastructure environment including network, processing and storage components should services from the Marriott Computing & Network Center (MCNC) be interrupted for a period expected to exceed 24 to 48 hours. Services are provided at Marriott's Recovery and Disaster Center (RDC).	T

7771	MI LIST 174	B:Enterprise Architecture Standards and Governance	Allocates 21% to MVCI and 79% to IR Division Admin based on expected services provided.	Architecture Review Services manages a formal governance process to create alignment between specific projects and the established Enterprise Architecture Framework in order to improve the quality and agility of Marriott’s overall Information Resources systems and align with Marriott’s business goals and objectives for Marriott Vacation Club International (MVCI). The reviews identify architecture concerns early, reducing the cost and risk of later changes. Over time, the reviews will focus on increased reuse of Marriott International approved technologies and standard processes resulting in more efficient customer focused processes and lower technology costs for MVCI.	T

2115	MBS 23, MI LIST 27	B:Mosaic Support	Allocates to MVCI, IR, and A&C based on the number of users.	Mosaic is used to manage costs throughout project lifecycles. Mosaic is used by MVCI and IR departments for: Weekly time entry by associates; Tracking approved projects; Building project teams and defining project activities; Viewing detailed reports that include financial, accounting, Capex, and KPI data.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
7697	MI LIST 143	S:Enterprise Storage	Direct Charge to numerous users - tiered rate structure based on 12 storage types.	The costs associated with the hardware, software, maintenance and support required for storing data on the mainframe. The data is backed up nightly with copies of the data stored offsite. The service includes database administration support for the data.	T

7315	IR 36	S:Cognos Reporting	Allocates to 8 Applications defined as Large or Small based on usage, primarily to MRDW, MVCI/RC - Mystique, MVCI - Solar Prophecy, PCDW, Sales Decision Support & SRW (CI)	This service includes the hardware, software, maintenance and support required for the Cognos Reporting tool. This product is an Enterprise web-based reporting application which stores various types of reports and allow users to access reports through online reporting.	T

7609	RMA 44, IR 160, RMA 24, RMA 46	S:MCN II	Allocates $650K to 2 IR depts (Marriott.com and HQ DNS). Direct Charge of remainder to users based on 25 cost components and several tiered rates based on actual throughput measurements.	MVCI (Marriott Vacation Club International) properties and sites that require MPLS (Multi Protocol Label Switching) MIS (Managed Internet Service) Circuits to connect and access Marriott applications at MCNC (Marriott's Computing and Network Center).	T

7732	IR 15	S:Secure Distributed Proxy	Allocates to applications classified as Heavy or Light based on usage, primarily to MVCI, IR and MBS	This Service includes the cost of providing enterprise level security capabilities for key systems both at the Marriott Network and Computing Center as well as the systems located at the properties.	T

7331	MI LIST 28, IR 44	B:Remap Support	Allocates to MVCI and A&C based on the number of users, storage, and module usage.	Support for Supply Chain PeopleSoft and Project Costing Data Warehouse (PCDW).	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
7655	IR 10, RMA 10	S:Corporate eMail	Direct Charge of $3 per mailbox for e-mail gateway services.	This service applies to any remote/field location that maintains an email server on-site that is connected to the Marriott email system for Marriott Vacation Club International (MVCI). This service provides the connection of the email server located at an MVCI property and the Marriott email system located at the Marriott Computing and Network Center (MCNC). Included with this connection is the Marriott Global Address Listing which can in turn be accessed by field users on their own MVCI Managed Email server located at an MVCI property. Includes Gateway Services, Spam Filtering, and MessageOne. This service does not apply to the day-to-day support of any email servers housed at MVWC locations.	T

2195	IR 11	F:Access & Authentication Fund	Direct Charge to users. Rate: $2,000 per period per user.	The systems that provide protection and allow a restricted set of users to authenticate to and access your website are Tivoli Access Management (TAM) and Enterprise Directory Services (EDS). This charge represents the usage of these services.	T

7751	RMA 32, RMA 34, RMA 50, OS 40	S:PC Engineering and Software	Per-PC rate charged to 9 different user groups, each with a different rate per PC based on which services each user group uses (e.g., Help Desk component is charged to FOSSE for CFRST hotels, Chain Services for MHRS hotels and is included in this direct charge for International and Ritz Carlton locations).	Cost of personal computer (PC) engineering and maintenance for MVCI properties for the use of desktop or laptop computers. This cost includes: standard Marriott desktop software (licenses, maintenance), hardware, labor, and shared information resources usage costs for standard imaging of desktop and laptop computers. The software protects the users’ computer from viruses, maintains the PC's hardware and allows Information Resource associates to assist in trouble shooting issues with the computer. Costs are distributed to hotels based on the number of PCs at the property.	T

7344	IR 13	S:SOA Data Power	Data Power allocates to 12 applications based on type of service: Service Provider or Consumer.	The Service Orientated Architecture (SOA) infrastructure will allow for consistent deployment, management and interfaces among services within the Marriott service portfolio.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
2130	IR 9	S:MI Connector	Direct charge to users with MI Connector accounts: - $8 per user/period.	MI Connector maintenance costs provide secure remote access to Marriott’s network from remote locations (examples include airports, wireless internet spots, home). MI Connector allows users to connect to Marriott via Dial up, ISDN (Integrated Services Digital Network), Broadband (Cable, DSL), WiFi (Wireless Internet Connection), and laptops with Cellular PCMCIA (Personal Computer Memory Card Int’l Assoc) cards. Costs are distributed to hotels each period based on users with MI Connector accounts.	T

PMCR	IR 21	MICROS Maintenance		Cost for MICROS point of sale maintenance support agreement (MSA), which covers hardware maintenance services, PC software recovery services, and telephone support. Cost is based on the vendor invoice amount.	T

1971	RMA 31	S:Internet Content Filtering	Direct charge to Websense-licensed properties ($1.19 per license per period) and a portion allocates to 2 IR depts: Thin Client ≈$103K and HQ Desktop and Network Services ≈$59K.	Cost for a Websense license, which is an internet content filtering application. Websense supports Marriott security standards and appropriate use of the company’s internet as well as block access to any site that is not permitted in accordance with Marriott International Policy, Electronic Communications and Information Security Manual, and Internet Access Policy. The internet filters are used to block criminal activity on the internet, eliminate offensive content being displayed on associates' personal computers (PC) and workstations, and conserve bandwidth. Websense will identify and block web sites containing virus and spyware infected files that may be harmful to PCs and the network should they be downloaded. The cost to the hotel is based on the number of licenses requested.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
1863	IR 21	B:Micros 9700	Direct Charge to participating Domestic and International hotels based on a rate of $240/period.	Period cost for management and support of the vendor supplied MICROS 8700/9700 Point of Sale (POS) hotel application used for processing food and beverage orders and retail sales. Support costs include labor, software, hardware and computing costs. Costs are distributed based on hotel participation.	T

1954	MI LIST 150	R:POS Installations	Direct charge to property based on time and material.	Installation costs of Micros Point of Sale system (POS). Micros POS hotel application is used for processing food and beverage orders and retail sales. Installation costs include labor, software, hardware and computing related costs. The cost is based on the actual installation cost incurred per hotel.	T

7769	OS 35, IR 75	S:BPA Connector	Direct charge to users with BPA (Business Partner Access) accounts - $42 per user/period.	Cost for a Business Partner Access (BPA-Connector) account, which provides MI's Business Partners (vendors and franchisees) with real-time access to above-property and property-based systems and applications. The BPA connection point is accessible via the Internet (web browser) and allows for real-time high-speed access to property management systems and applications. Cost is based on the number of users at the hotel.	T

2114	RMA 45	B:eTrack Support	Direct Charge to numerous applications based on a Power user ($160) or Casual user ($62) designation.	The application eTrack is the Call Center and System Change (MCCSC) application which provides an enterprise wide contact management and call tracking tool to record end user calls to the Help Desk. A Power User is defined as someone who uses the system as a primary work tool. All other users are defined as Casual Users. Support costs include labor, software, hardware and computing related costs. Costs are distributed to the hotel based on the user type.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
7325	IR 45	S:OnDemand Reporting	Direct Charge to users of 2 components: $1,475 per application and $16 per folder rate.	OnDemand infrastructure is an Enterprise web-based reporting application which stores various types of reports and allows users access to these reports at any time. Hotels benefit from ease of online reporting, with functionality including reading, printing and downloading reports to Microsoft Excel. Hotels request folders to store their frequently used reports or batch reports. Costs are distributed on a per folder basis and include server storage, security services and application support.	T

7664	IR 28, MI LIST 147, MI LIST 148	S:Property Distr System Support	Allocates primarily to FOSSE and FS PMS and Direct Charge of 3 components based on server counts.	This service provides proactive monitoring of field server hardware and operating systems which run critical business applications. Support cost includes software licenses, labor, and company-wide basic infrastructure and security. Costs are distributed based on the number of participating hotels.	T

7686	MI LIST 151	R:FSPMS AIX 7.x Upgrade	Direct Charge to participating hotels at time of installation based on estimated total project costs.	This is a security deployment to upgrade to a vendor supported level of AIX (Advanced Interactive eXecutive) of the full service property management operating system, upgrading from version 5 to version 7.	T

2094	RMA 27, IR 52, MI LIST 149	I:International PCI	Direct charge to International hotels based on available room count.	Payment Card Industry (PCI) data security standard implementation managed by Marriott's Program Management Office (PMO). Review and coordination of technology and business processes used to manage the hotels credit card information and their compliance with the Visa standards.	T

IBMM	IR 15	IBM Hardware Maintenance		Maintenance cost for hardware provided by the vendor, International Business Machines (IBM). Cost includes coverage of hotel personal computers and laptops against breakage or failure. Cost is based on the vendor invoice.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
2056	IR 38, MI List 26	B:Oceans Shared Infra costs	Allocated to IR and MVCI based on infrastructure storage and usage.	Collects shared costs for FIN, BAR (Billing and Accounts Receivable), EPM (Enterprise Performance Management), EPB, Mosaic, LMS (Labor Management and Scheduling), RCSL (Revenue Capture Subsidiary Ledger), MVCI (Marriott Vacation Club International), Supply Chain and Incentive Sales.	T

7352	MI LIST 153, MI LIST 154	S:PST PMS Training	Tuition charged per associate based on the cost of the training event.	Provide Property Management System (PMS) training to associates at managed and franchised full service brand hotels. Services include basic and advanced training in the use of full service PMS systems, related customer service training, and live monitoring of hotel staff after the system implementation date. The amount includes wages and benefits for the on site trainers, as well as their travel, lodging, meals and other related expenses while the training, implementation and observation takes place.	T

7606	MI LIST 140, MI LIST 141, MI LIST 142, MI LIST 176, IR 2	S:HQ Voice Services	$159K fixed allocation to A&C. Remainder direct charged to users. 6 components and rates including a long-term funding component for Omaha related to Unity voice mail.	This service includes the cost of local calls charged to Marriott by Verizon. This cost is passed on to the end users who benefit from easy communication via the telephone external to Marriott.	T

7711	MI LIST 152	R:ScerIS 9 Upgrade	Direct Charge to participating hotels at time of installation based on estimated total project costs.	All full service hotels with ScerIS that are supported by an Information Resource Field Associate. Project management services including project planning, communications, scheduling and tracking progress. Facilitate remote upgrades to existing servers or procurement of replacement servers.	T

7361	MI LIST 153, MI LIST 154	S:LMS Training	Tuition charged per associate based on the costs of the training event.	Cost of attending Mercury training. Associates receive Mercury training to help perform their job functions using the Mercury applications.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
1904	RMA 25	S:Password Reset	Direct Charge to users. Rate: $17.50 per call	Support cost for an associate to receive assistance when resetting their password. Marriott associates use their passwords to access secure systems within the Marriott infrastructure. An on-line interactive tool is available for associates to update their passwords according to pre-defined timeframes. Costs are distributed on a per call basis.	T

INFW	IR 17	ScerIS Annual Maintenance - Additional Host		Annual cost of maintenance of ScerIS system (formerly known as InfoWiz) which is used as a reporting archive for storing reports from key hotel systems, such as the Property Management System (PMS). Cost is per-hotel based on the vendor invoice amount.	T

2131	IR 26, IR 55, F&A 29	B:TeamShare	Direct Charge to numerous users based on the number of TeamShare sites. Rate is $300 per site, calculated as total cost/number of sites.	Cost of support and infrastructure for the Team Share application. Team Share is the application that enables workgroups to securely organize, update and access team assets in a central location. Period costs are distributed per hotel based on participating hotels. Support costs may include labor, software, hardware and computing costs. While no new MVWC-sponsored sites will be offered, MII will continue to host the following sites through the Transition Period: MVCI London Regional Office, MVCI Note Sales Rating Agency Access, and MVCI Security and Compliance	T

7733	RMA 26, RMA 47	S:Remote Attended Network Access	Direct charge to licensed users of the service at a rate of $11/period.	Cost for an outsourced service that enables hotel associates to engage third party application support vendors and grant the vendors access to the property based applications/systems to resolve issues in an efficient manner. Designated hotel associates are provided with an account on the Marriott WebEx service, which enables them to engage the vendor to resolve hotel application issues via a secure internet connection. Costs are distributed based on the number of user accounts at the hotel.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
7665	IR 8, MI LIST 177, IR 50	S:Enterprise Security	Recovered via the IR Service Allocation, charged to applications at a rate of 11.5% of Direct Costs	The enhancement of the security system and compliance with Payment Card Industry (PCI) Data Security Standards. Host Intrusion Detection Software (HIDS) software monitors activities on systems and provides real time alarming on malicious activity.	T

7779	MI LIST 138, MI LIST 139	S:WebSurveyor Shared Services	Direct charge to licensed users of the service at a rate of $1,500 per user per survey request.	Vovici Survey is a Marriott approved web-based survey tool, which alows hotels the ability to create simple to complex surveys and provides enhanced analytical and reporting functionality. A Vovici license provides a professional, multi-faceted survey functionality including advanced features such as advanced question routing based on answer, full reporting funstionality, and management of invitations or reminders. Annual license costs are distributed to each user.	T

2026	IR 27	B:OpenTable	Direct Charge to participating Domestic and International hotels at a rate of $50/period.	Period cost for management and support of the vendor-supplied Open Table food and beverage (F&B) application. OpenTable is an on-line restaurant reservation and table management system that allows diners to make and confirm restaurant reservations in real-time and communicates the reservations directly to the hotel via the ScerIS system. Support costs include labor, software, hardware and computing costs. Costs are per-hotel and based on total participating hotels.	T

7357	MI LIST 144, MI LIST 145	Print & Distribution	Direct Charge to users based on per foot of paper used at $0.64/ft. 2 Components: Check Processing and Laser Printer - Excluding Checks	Cost of express shipping for the mailing of Enterprise Accounts Payable (EAP) checks, Owner and Franchise (OFB) bills, Dunning letters, and Direct Deposit statements, based on the invoice amounts.	T

EXHIBIT A TO

INFORMATION RESOURCES TSA

Dept #	Record ID	Service	Funding	Service Description	Term of Service (T- transitional or P- permanent)
7747	MI 175	Enterprise Architecture Ad Hoc	Direct Charge based on time and material.	Architecture Review Services manages a formal governance process to create alignment between specific projects and the established Enterprise Architecture Framework in order to improve the quality and agility of Marriott’s overall Information Resources systems and align with Marriott’s business goals and objectives for Marriott Vacation Club International (MVCI). The reviews identify architecture concerns early, reducing the cost and risk of later changes. Over time, the reviews will focus on increased reuse of Marriott International approved technologies and standard processes resulting in more efficient customer focused processes and lower technology costs for MVCI.	T

Law Dept - 52/923.20		Law Department Systems Support Services	$37,000 per year, to be paid quarterly, prorated for any shorter period. If MVWC elects a partial termination of these services, the MII and MVWC Law Departments will discuss an appropriate reduction to the fee above. MVWC may terminate any or all of these services upon provision of not less than sixty days written notice.	MII’s Law Department Systems and Support Group (“SOS”) will provide the following remote services to the MVWC Law Department: (1) hosting and support for the MVWC-specific instances of the Law Manager and iManage databases separated from the MII Law Department databases (MVWC acknowledges and agrees that SOS will have access to those databases subject to the confidentiality provisions of the Agreement); (2) help desk support for Workshare, Westlaw, Adobe and the MII Law Department’s litigation hold survey tool.	T

Exhibit B

Service Termination Form

This Service Termination Form (“Termination Form”, dated                  , 2011, is governed by and made a part of that certain Transition Services Agreement, made by and between MARRIOTT INTERNATIONAL, INC. (“MII”) and MARRIOTT VACATIONS WORLDWIDE CORPORATION (“MVWC”), dated as of                  , 2011 (the “Agreement”).

MVWC is hereby providing the required notice of its intent to terminate the following Transition Service(s) as of the dates set forth below:

Description of Transition Service	Effective Date of Termination

MII shall terminate providing the Transition Services listed above as of the dates set forth above (“Termination Date”). After the Termination Date, MII shall have no further liability to provide the terminated Transition Service(s).

Any terms used in this Termination Form without definition shall have their respective meanings as set forth in the Agreement.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:
Name:
Title: